Exhibit 99.1

99 CENTS ONLY STORES REPORTS STRONG FIRST QUARTER FISCAL 2018 RESULTS

First Quarter Fiscal 2018 Overview:

•                  Net sales increased 6.7% to $547.5 million compared to the prior year

•                  Same-store sales increased by 6.9% compared to the prior year

•                  Gross margin, as a percentage of net sales, increased to 29.7%, up from 29.0% in the prior year

•                  Net loss was $8.8 million compared to net loss of $25.2 million in the prior year

•                  Adjusted EBITDA(1) increased 22.3% to $16.3 million compared to the prior year

CITY OF COMMERCE, California — June 8, 2017 — 99 Cents Only Stores LLC (the “Company”) announced its financial results for the first quarter ended April 28, 2017.

Geoffrey Covert, President and Chief Executive Officer, stated, “The ongoing execution of our turnaround plan that began to produce operating momentum last year has continued in the first quarter of fiscal 2018 and helped generate solid first quarter results.”

Mr. Covert continued, “Net sales for the first quarter were $547.5 million, up 6.7% over the prior year period. On a same-store basis, sales increased 6.9%, resulting from a 2.5% increase in basket, along with a 4.2% increase in transaction count. This increase was primarily driven by our emphasis on improving the customer shopping experience through improvements to merchandising and in-stock levels, particularly in our fresh categories, general merchandise and seasonal merchandise. We also continue to benefit from our concerted effort to improve operational efficiencies.  First quarter gross margin improved 70 basis points year-over-year, driven primarily by   our success in reducing shrink and scrap and improved execution in our logistics network. In addition, inventory levels are more than 30% lower than they were when the current management team arrived and we have significantly reduced our warehouse footprint.”

Mr. Covert concluded, “Our improved operational performance has also helped the Company to continue to improve its overall liquidity position.  Cash borrowings under our ABL facility as of the end of the first quarter were $33.1 million, down $6.2 million from the prior quarter and down $6.9 million from a year ago.  Importantly, adjusted EBITDA was $16.3 million for the first quarter, up 22.3% compared to the prior year. We are encouraged by this result and we continue to expect to achieve meaningful adjusted EBITDA growth during fiscal 2018.”

First Quarter Financial Results

For the first quarter of fiscal 2018, the Company’s net sales increased 6.7% to $547.5 million, compared to $512.9 million in the first quarter of fiscal 2017. Same-store sales increased 6.9% compared to the first quarter of fiscal 2017, with higher customer traffic of 4.2% in addition to higher average ticket of 2.5%. The increase in same-store sales was primarily driven by higher sales from general and seasonal merchandise, in part due to

(1)                   EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are considered “non-GAAP financial measures” under the Securities and Exchange Commission regulations.  The definitions of, an explanation of how and why the Company uses, and a reconciliation to the most directly comparable GAAP measure of, these non-GAAP measures are included in this press release.

better product assortment and improved store execution, as well as improved sales from fresh offerings driven by better product availability, improved in-stock levels and improved execution of the partnerships with the Company’s third party produce distributors.

Gross margin, as a percentage of net sales, was 29.7% in the first quarter of fiscal 2018, an increase of 70 basis points from the first quarter of fiscal 2017. Gross margin increased primarily due to lower inventory shrinkage as well as lower distribution and transportation costs, partially offset by lower product margin. Selling, general and administrative expenses were $153.8 million, or 28.1%, as a percentage of net sales, representing a decrease of 260 basis points from the first quarter of fiscal 2017. The improvement was primarily driven by a realized gain on sale of a warehouse facility of $18.5 million and lower workers’ compensation expenses, partially offset by increases in the California and Arizona minimum wages and higher performance-based compensation.

Net loss was $8.8 million in the first quarter of fiscal 2018 compared to net loss of $25.2 million in the first quarter of fiscal 2017. Net loss as a percentage of net sales was (1.6)% for the first quarter of fiscal 2018, compared to net loss as a percentage of net sales of (4.9)% for the first quarter of fiscal 2017.  Adjusted EBITDA was $16.3 million in the first quarter of fiscal 2018, compared to $13.3 million in the first quarter of fiscal 2017. Adjusted EBITDA margin was 3.0% compared to 2.6% in the first quarter of fiscal 2017.

Sale-Leaseback Transactions

As previously disclosed, in July 2016, the Company sold and concurrently licensed through March 31, 2017 a warehouse facility in the City of Commerce, California.  The Company exited the warehouse facility in March 2017 and recorded a realized gain on sale of $18.5 million in the first quarter of fiscal 2018.

During the first quarter of fiscal 2018, the Company sold and concurrently leased back a future store site and received net proceeds of $6.8 million, which will be applied towards the construction of the future store.  Additionally, during the first quarter of fiscal 2018, the Company sold and concurrently leased back a store and received net proceeds from this transaction of $4.0 million.

In May 2017, the Company completed two additional sale-leaseback transactions on existing stores and received proceeds of $13.3 million, of which approximately $2.0 million was used to pay down the Company’s first lien term loan facility in accordance with the terms thereof.

Store Openings

The Company relocated one store in California during the first quarter of fiscal 2018.  As of the end of the first quarter of fiscal 2018, the Company operated 390 stores.

Fiscal 2018 Outlook

The Company is reiterating the following previously issued outlook for fiscal 2018:

•                  Positive same-store sales growth

•                  Year-over-year decrease in net loss and an increase in adjusted EBITDA over the same period

•                  3 new store openings, all in the second half of the year

•                  Capital expenditures of approximately $53-$58 million

CONFERENCE CALL DETAILS

The Company’s conference call to discuss its fiscal 2018 first quarter and the other matters described in this release is scheduled for Thursday, June 8, 2017 at 11:00 a.m. Pacific Time (2:00 p.m. Eastern Time).

The live call can be accessed by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). Please phone in approximately 10 minutes before the call is scheduled to begin and hold for an operator to assist you.  Please inform the operator that you are calling in for 99 Cents Only Stores’ Fiscal 2018 First Quarter Earnings Conference Call, and be prepared to provide the operator with your name, company name and the conference ID: 13662237. The call will also be broadcast live over the Internet, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A telephonic replay of the call will be available beginning Thursday, June 8, 2017, at 5:00 p.m. Eastern Time, through Thursday, June 22, 2017, at 11:59 p.m. Eastern Time. To access the replay, dial 1-844-512-2921 (domestic) or 1-412-317-6671 (international) and enter the replay pin number: 13662237. A replay of the webcast will also be available for 60 days upon completion of the conference call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

A copy of this earnings release and supplemental slides will be available prior to the call, accessible through the Investor Relations section of the Company’s website at www.99only.com/investor-relations.

Non-GAAP Financial Measures

The Company defines EBITDA as net income before interest expense (income) and other financial costs, income taxes, depreciation and amortization.  Adjusted EBITDA is defined as EBITDA for the relevant period as adjusted by various items set forth in the reconciliation tables below, including stock-based compensation, impairment of goodwill and other assets, expenses, charges and reserves related to strategic initiatives and executive recruitment and severance, amortization of gain on sale-leaseback transactions, and other non-cash or one-time or other items as permitted by the terms of the Company’s debt instruments.  Adjusted EBITDA margin is Adjusted EBITDA divided by total sales.  Adjusted EBITDA and Adjusted EBITDA margin as presented herein, are supplemental measures of the Company’s performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States of America (“GAAP”).  The Company’s management uses EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to assess its core operating performance and that of its competitors.  In addition, Adjusted EBITDA is used to determine the Company’s compliance and ability to take certain actions under the covenants contained in the Company’s debt instruments.  EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are not measures of the Company’s financial performance under GAAP and should not be considered in isolation or as alternatives to net income, operating income or any other performance measures derived in accordance with GAAP, as measures of operating performance or operating cash flows or as measures of liquidity.

Merger and Conversion to LLC

On January 13, 2012, 99¢ Only Stores was acquired by affiliates of Ares Management LLC, Canada Pension Plan Investment Board and the Gold-Schiffer family.  The acquisition is referred to as the “Merger.” Effective October 18, 2013, 99¢ Only Stores converted from a California corporation to a California limited liability company, 99 Cents Only Stores LLC.  The term the “Company” refers to 99¢ Only Stores and its consolidated subsidiaries prior to the conversion date and to 99 Cents Only Stores LLC and its consolidated subsidiaries on or after the conversion date.

About 99 Cents Only Stores

Founded in 1982, 99 Cents Only Stores LLC is the leading operator of extreme value stores in California and the Southwestern United States. The Company currently operates 390 stores located in California, Texas, Arizona and Nevada. 99 Cents Only Stores LLC offers a broad assortment of name brand and other attractively priced merchandise and compelling seasonal product offerings. For more information, visit www.99only.com.

Investor Contact:

Addo Investor Relations

Lasse Glassen

(424) 238-6249

lglassen@addoir.com

### Tables to Follow ###

The following tables reconcile EBITDA and Adjusted EBITDA to net income for the periods indicated:

	For the First Quarter Ended
	April 28, 2017	April 29, 2016
	(In thousands)
	(Unaudited)

Net loss	$(8,753)	$(25,194)
Interest expense, net	17,340	16,524
Provision for income taxes	15	73
Depreciation and amortization	17,377	16,739
EBITDA	$25,979	$8,142
Stock-based compensation (a)	136	164
Purchase accounting effect on leases (b)	743	707
Inventory adjustments (c)	—	963
Employee related expenses (d)	3,247	1,432
Professional and consultant fees (e)	734	321
Gain on sales of assets (f)	(18,043)	(143)
Loss on extinguishment (g)	—	335
Other (h)	3,478	1,387
Adjusted EBITDA	$16,274	$13,308

(a)         Represents stock-based compensation expense incurred in connection with various stock-based compensation plans in which certain Company employees have participated.

(b)         Represents purchase accounting effect on rent revenue and rent expense.

(c)          Represents charges related to excess and obsolescence reserve.

(d)         Represents expenses related primarily to severance, signing and retention bonuses.

(e)          Represents professional and consultant fees primarily related to profitability improvement and other strategic initiatives.

(f)           Represents amortization of gain related to sale-leaseback arrangements and net gain/loss on the sale/disposal of non-core assets.

(g)          Represents loss on extinguishment of debt from amendment of the asset based lending facility in the first quarter of fiscal 2017.

(h)         Represents non-cash or other charges and income for all periods: legal reserve adjustments, non-recurring professional fees, and other.

99 CENTS ONLY STORES LLC

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	April 28, 2017	January 27, 2017
	(Unaudited)
ASSETS
Current Assets:
Cash	$2,420	$2,448
Accounts receivable, net of allowance for doubtful accounts of $73 and $122 at April 28, 2017 and January 27, 2017, respectively	3,353	3,510
Income taxes receivable	3,861	3,876
Inventories, net	184,663	175,892
Assets held for sale	4,903	4,903
Other	18,878	10,307
Total current assets	218,078	200,936
Property and equipment, net	485,854	507,620
Deferred financing costs, net	2,984	3,488
Intangible assets, net	445,622	447,027
Goodwill	380,643	380,643
Deposits and other assets	8,607	8,592
Total assets	$1,541,788	$1,548,306

LIABILITIES AND MEMBER’S EQUITY
Current Liabilities:
Accounts payable	$111,565	$86,588
Payroll and payroll-related	25,571	24,110
Sales tax	16,574	19,389
Other accrued expenses	55,513	46,082
Workers’ compensation	69,408	69,169
Current portion of long-term debt	6,138	6,138
Current portion of capital and financing lease obligations	1,214	31,330
Total current liabilities	285,983	282,806
Long-term debt, net of current portion	858,850	865,375
Unfavorable lease commitments, net	3,674	3,988
Deferred rent	30,791	30,360
Deferred compensation liability	868	816
Capital and financing lease obligation, net of current portions	53,775	47,195
Deferred income taxes	161,450	161,450
Other liabilities	10,995	12,297
Total liabilities	1,406,386	1,404,287

Commitments and contingencies
Member’s Equity:
Member units — 100 units issued and outstanding at April 28, 2017 and January 27, 2017	551,054	550,918
Investment in Number Holdings, Inc. preferred stock	(19,200)	(19,200)
Accumulated deficit	(396,452)	(387,699)
Total equity	135,402	144,019
Total liabilities and equity	$1,541,788	$1,548,306

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	For the First Quarter Ended
	April 28, 2017	April 29, 2016

Net Sales:
99¢ Only Stores	$537,992	$501,766
Bargain Wholesale	9,520	11,163
Total sales	547,512	512,929
Cost of sales	385,159	363,962
Gross profit	162,353	148,967
Selling, general and administrative expenses	153,751	157,229
Operating income (loss)	8,602	(8,262)
Other (income) expense:
Interest income	(2)	(2)
Interest expense	17,342	16,526
Loss on extinguishment	—	335
Total other expense, net	17,340	16,859
Loss before provision for income taxes	(8,738)	(25,121)
Provision for income taxes	15	73
Net loss	$(8,753)	$(25,194)

99 CENTS ONLY STORES LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the First Quarter Ended
	April 28, 2017	April 29, 2016

Cash flows from operating activities:
Net loss	$(8,753)	$(25,194)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,939	16,302
Amortization of deferred financing costs and accretion of OID	1,714	1,304
Amortization of intangible assets	438	437
Amortization of favorable/unfavorable leases, net	661	587
Loss on extinguishment of debt	—	335
Gain on disposal of fixed assets	(17,896)	(34)
Loss on interest rate hedge	—	409
Stock-based compensation	136	164
Changes in assets and liabilities associated with operating activities:
Accounts receivable	157	13
Inventories	(8,771)	29,686
Deposits and other assets	(8,508)	1,758
Accounts payable	22,298	(5,170)
Accrued expenses	8,077	3,403
Accrued workers’ compensation	239	117
Income taxes	15	1,443
Deferred rent	431	176
Other long-term liabilities	(2,719)	(166)
Net cash provided by operating activities	4,458	25,570

Cash flows from investing activities:
Purchases of property and equipment	(7,367)	(13,373)
Proceeds from sale of property and fixed assets	4,064	4
Net cash used in investing activities	(3,303)	(13,369)

Cash flows from financing activities:
Payment of long-term debt	(1,535)	(1,535)
Proceeds under revolving credit facility	46,400	64,800
Payments under revolving credit facility	(52,600)	(72,600)
Payments of debt issuance costs	—	(4,594)
Proceeds from financing lease obligations	6,840	2,031
Payments of capital and financing lease obligations	(288)	(239)
Net cash used in financing activities	(1,183)	(12,137)
Net (decrease) increase in cash	(28)	64
Cash - beginning of period	2,448	2,312
Cash - end of period	$2,420	$2,376

Safe Harbor Statement

The Company has included statements in this release that constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act, as amended, and Section 27A of the Securities Act of 1933, as amended. As a general matter, forward-looking statements are those focused on future or anticipated events or trends, expectations and beliefs including, among other things, (a) trends affecting the financial condition or results of operations of the Company and (b) the business and growth strategies of the Company (including the Company’s store opening growth rate) that are not historical in nature.  Such statements are intended to be identified by using words such as “believe,” “expect,” “intend,” “estimate,” “anticipate,” “will,” “project,” “plan” and similar expressions in connection with any discussion of future operating or financial performance. Any forward-looking statements are and will be based upon the Company’s then-current expectations, estimates and assumptions regarding future events and are applicable only as of the dates of such statements. Readers are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected in this release for the reasons, among others, discussed in the reports and other documents the Company files from time to time with the Securities and Exchange Commission, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections contained in the Company’s Annual Report on Form 10-K for the fiscal year ended January 27, 2017. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.